AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAYTHEON TECHNOLOGIES CORPORATION

RAYTHEON TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:
1.
The name of this corporation is:  Raytheon Technologies Corporation.  The original Certificate of Incorporation was filed on July 21, 1934.  The name under which this corporation was originally incorporated is United Aircraft Corporation.

2.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and is to become effective as of 11:59 PM, Eastern Time, on May 3, 2023.

3.
This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation, as previously amended and restated, including as it was restated on April 26, 2022, to read in its entirety as follows:

FIRST:  The name of the Corporation is RAYTHEON TECHNOLOGIES CORPORATION.
SECOND:  Its registered office or place of business in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of its registered agent is The Corporation Trust Company and the address of the said registered agent is Corporation Trust Center, 1209 Orange Street, in the said City of Wilmington.
THIRD:  The nature of the business, or objects or purposes to be transacted, promoted or carried on, are those necessary to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:  The total number of shares of stock of all classes which the Corporation shall have authority to issue is 4,250,000,000 shares, of which 250,000,000 shares shall be Preferred Stock of the par value of $1.00 each (hereinafter called “Preferred Stock”) and 4,000,000,000 shares shall be Common Stock of the par value of $1.00 each (hereinafter called “Common Stock”).
The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof of the shares of each class are as follows:
1. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article Fourth and to the limitations prescribed by law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:
(a)	The designation of such series.
(b)
The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or non-cumulative.

(c)	Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.
(d)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.
(e)
Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(f)	The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.
(g)	The restrictions, if any, on the issue or reissue or any additional Preferred Stock.
(h)	The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.
3. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.  Subject to such restrictions as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, any amendment to the Certificate of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

4. No holder of stock of any class of the Corporation shall as such holder have any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into stock of the Corporation, issued or sold, or to any right of subscription to, or to any warrant or option for the purchase of any thereof, other than such (if any) as the Board of Directors of the Corporation, in its discretion, may determine from time to time.
5. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Common Stock or of Preferred Stock for such consideration, not less than its par value, as may be fixed from time to time by the Board of Directors, without action by the stockholders.  The Board of Directors may provide for payment therefor to be received by the Corporation in cash, property or services.  Any and all such shares of the Preferred or Common Stock of the Corporation the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed full paid stock and shall not be liable to any further call or assessment thereon.
FIFTH:  The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars.
SIXTH:  The Corporation is to have perpetual existence.
SEVENTH:  The private property of the stockholders shall not be subject to the payment of corporate debts.
EIGHTH:  Subject to the provisions of the laws of the State of Delaware, the following provisions are adopted for the management of the business and for the conduct of the affairs of the Corporation, and for defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

(a)	The books of the Corporation may be kept outside the State of Delaware at such place or places as may, from time to time, be designated by the Board of Directors.
(b)
The business of the Corporation shall be managed by its Board of Directors; and the Board of Directors shall have power to exercise all the powers of the Corporation, including (but without limiting the generality hereof) the power to create mortgages upon the whole or any part of the property of the Corporation, real or personal, without any action of or by the stockholders, except as otherwise provided by statute or by the Bylaws.

(c)
The number of the directors shall be fixed by the Bylaws, subject to alteration, from time to time, by amendment of the Bylaws either by the Board of Directors or the stockholders.  An increase in the number of directors shall be deemed to create vacancies in the Board, to be filled in the manner provided in the Bylaws.  Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time, in such manner as shall be provided in the Bylaws.

(d)
The Board of Directors shall have power to make and alter Bylaws, subject to such restrictions upon the exercise of such power as may be imposed by the incorporators or the stockholders in any Bylaws adopted by them from time to time.

(e)
The Board of Directors shall have power, in its discretion, to fix, determine and vary, from time to time, the amount to be retained as surplus and the amount or amounts to be set apart out of any of the funds of the Corporation available for dividends as working capital or a reserve or reserves for any proper purpose, and to abolish any such reserve in the manner in which it was created.

(f)
The Board of Directors shall have power, in its discretion, from time to time, to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them, other than the stock ledger, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders.

(g)
Upon any sale, exchange or other disposal of the property and/or assets of the Corporation, payment therefor may be made either to the Corporation or directly to the stockholders in proportion to their interests, upon the surrender of their respective stock certificates, or otherwise, as the Board of Directors may determine.

(h)
In case the Corporation shall enter into any contract or transact any business with one or more of its directors, or with any firm of which any director is a member, or with any corporation or association of which any director is a stockholder, director or officer, such contract or transaction shall not be invalidated or in any way affected by the fact that such director has or may have an interest therein which is or might be adverse to the interests of the Corporation, even though the vote of such director might have been necessary to obligate the Corporation upon such contract or transaction; provided, that the fact of such interest shall have been disclosed to the other directors or the stockholders of the Corporation, as the case may be, acting upon or with reference to such contract or transaction.

(i)
Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

(j)
The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; and all rights herein conferred are granted subject to this reservation.

NINTH:  A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law for payment of unlawful dividends or unlawful stock repurchases or redemption, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation.
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[Signature appears on next page]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this 3rd day of May 2023.
RAYTHEON TECHNOLOGIES CORPORATION

By:	/s/ Ramsaran Maharajh
Name: Ramsaran Maharajh
Title: Executive Vice President & General Counsel